Exhibit 10.1

CDI CORP.

Third Amendment to Employment Agreement

This is a third amendment (this “Amendment”) to the Employment Agreement (the “Agreement) entered into as of January 1, 2008 between CDI Corp., a Pennsylvania corporation (the “Company”), and Roger H. Ballou (the “Executive”). The Agreement was previously amended as of April 1, 2008 and March 19, 2009.

For good and valuable consideration, the receipt and sufficiency of which is acknowledged by each party, and intending to be legally bound, the parties agree as follows:

1.	Exhibit C to the Agreement shall be amended to add the following paragraph to the end of the exhibit:

“With respect to the shares of PCDS which the Executive may earn in 2011 based on the Company’s performance in 2010, the Compensation Committee shall establish, prior to February 28, 2010, the performance targets, the metric on which the performance targets are based, and the dollar value of PCDS which the Executive would earn if the threshold, target or maximum levels of performance are achieved. The first table in this Exhibit C and the section of this Exhibit C entitled “Bracketing of Targets” will not apply to the Executive’s PCDS award relating to the Company’s 2010 performance.”

2.	The second table in Exhibit C to the Agreement shall be amended to delete the rows for “Target PTP ($)”, “Total LTI Award ($)” and “PCDS ($)” under “Year 2010”.

3.	Section 3 of Exhibit B to the Agreement shall be amended to replace the phrase “if certain levels of Pre-Tax Profit are achieved, in accordance with Exhibit C” with the phrase ““if certain levels of performance are achieved, in accordance with Exhibit C”.

4.	All other provisions of the Agreement remain unchanged.

IN WITNESS WHEREOF, intending to be legally bound hereby, the parties have executed this Amendment effective as of February 25, 2010.

Company:		Executive:
CDI CORP.

By:	/s/ Walter R. Garrison	/s/ Roger H. Ballou
	Walter R. Garrison	Roger H. Ballou
Chairman of the Board